Exhibit 10

THE TAUBMAN COMPANY LLC
2008 OMNIBUS LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT

Participant Name:    [                    ]
Grant Date:        February 29, 2012
PSUs Granted:    [                    ]
Vesting Date:        March 1, 2017             (or, if earlier, the “Vesting Date” defined in                              paragraph 3 of this Award Agreement)

THIS AWARD AGREEMENT, dated as of this 29th day of February, 2012, is entered into by and between THE TAUBMAN COMPANY LLC, a Delaware limited liability company (the “Company”), and [        ] (the “Participant”). Capitalized terms have the meaning defined herein or as defined in the Plan, as applicable.
1.    Incorporation of Plan. This Award is granted as of February 29, 2012, pursuant to and subject to all of the terms and conditions of The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan, as effective May 29, 2008, and as may be amended from time to time (the “Plan”), the provisions of which are incorporated in full by reference into this Award Agreement, which means that this Award Agreement is limited by and subject to the express terms of the Plan. A copy of the Plan is on file in the office of the Company. If there is any conflict between the provisions of this Award Agreement and the Plan, the Plan will control.
2.    PSU Award. The Company hereby grants the Participant an Award of [     ] Performance Share Units (“PSUs”) subject to any adjustment upon vesting provided below. Each PSU represents the right to receive, upon vesting and the satisfaction of any required tax withholding obligation, one share of common stock, par value $0.01, of Taubman Centers, Inc. (“TCO”) (“Common Stock”), subject to adjustment as provided elsewhere in this Award Agreement. The actual number of the PSUs in which a Participant may ultimately vest shall be determined according to the rules specified in the Addendum to this Award Agreement.
3.    Vesting Date. “Vesting Date” means the date that is the earlier of (a) the calendar date determined by the Compensation Committee and that is specified above or (b) the death or Disability of the Participant, or occurrence of a Change in Control, provided that, in each case ((a) and (b)), the Participant is in Service on such date.
4.    Conversion of PSUs, and Issuance of Shares. As soon as practicable after the vesting of this Award, TCO will issue and transfer to the Company one share of Common Stock for each PSU granted and vested under this Award as determined according to paragraph 2 above and the Addendum to this Award Agreement. The Company will transfer the shares of Common Stock to the Participant upon satisfaction of any required tax withholding obligation. No fractional shares will be issued.
5.    Forfeiture in the Event of a Termination of Service Due to Lay-off in Connection With a

Reduction-in-Force or Due to Retirement. The provisions of Section 10.6 of the Plan providing for the full vesting of any unvested portion of the Award in the event the Participant's Service terminates due to lay-off in connection with a reduction in force or due to the Participant's Retirement do not apply to the Award granted under this Award Agreement. Instead, in the event the Participant's Service terminates due to a lay-off in connection with a reduction in force or due to the Participant's Retirement prior to the Participant's vesting in the Award, the entire Award will automatically and immediately terminate and be forfeited by the Participant.
6.    Tax Withholding Obligation. The Company will determine, in its discretion, which of the following two methods will be used to satisfy the statutory minimum tax withholding obligations in connection with the Payment of this Award:  (a) withholding from payment to the Participant sufficient cash and/or shares of Common Stock issuable under the Award having a fair market value sufficient to satisfy the withholding obligation; or (b) payment by the Participant to the Company the withholding amount by wire transfer, certified check, or other means acceptable to the Company, or by additional payroll withholding in the event the Participant fails to pay the withholding amount. To the extent that the value of any whole shares of Common Stock withheld exceeds applicable tax withholding obligations, the Company agrees to pay the excess in cash to the Participant through payroll or by check as soon as practicable.
7.    Rights of Participant. This Award does not entitle the Participant to any ownership interest in any actual shares of Common Stock unless and until such shares are issued to the Participant pursuant to the terms of the Plan. Since no property is transferred until the shares are issued, the Participant acknowledges and agrees that the Participant cannot and will not attempt to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include the fair market value of the PSUs in the Participant's gross income for the taxable year of the grant of the Award.
8.    Beneficiary/Beneficiaries. Each Participant may, at any time, subject to the provisions of Section 10.2 of the Plan, designate a Beneficiary or Beneficiaries to whom payment under this Plan will be made in the event of such Participant's death. Beneficiary Designation forms are available from Human Resources.
9.    Registration. TCO currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock subject to this Award. TCO intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale by him or her of the shares of Common Stock issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule, or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. TCO will not be obligated to either issue the shares or permit the resale of any shares if such issuance or resale would violate any such requirements.
10.    Acknowledgment of Participant. The Participant accepts and agrees to the terms of the Award as described in this Award Agreement and in the Plan, acknowledges receipt of a copy of this Award Agreement, the Plan, and any applicable summary of the Plan, and acknowledges that he or she has read all these documents carefully and understands their contents.
11.    General Provisions.

a.    Participant is Unsecured General Creditor. The Participant and the Participant's Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company, TRG, TCO, nor of any entity for which the Company or any affiliate of the Company provides services. Assets of the Company or such other entities shall not be held under any trust for the benefit of the Participant or the Participant's Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Award Agreement and the Plan. Any and all of the Company's and such other entities' assets shall be, and remain, the general unrestricted assets of the Company or such other entities. The Company's sole obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay the Participant in the future, subject to the conditions and provisions of this Award Agreement and the Plan.

b.    Nonassignability. The Participant's rights and interests under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and, during the Participant's lifetime, only the Participant personally, or, in the event of the Participant's legal incapacity or incompetence, the Participant's guardian or other legal representative, may exercise the Participant's rights under the Plan and this Award Agreement. A Participant's Beneficiary may exercise the Participant's rights to the extent they are exercisable under the Plan following the death of the Participant. No part of the amounts payable under the Plan shall, prior to actual Payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other Person, or be transferable by operation of law in the event of the Participant's or any other Person's bankruptcy or insolvency.

c.    No Right to Continued Employment. The adoption and maintenance of the Plan and the grant of the Award to the Participant under this Award Agreement shall not be deemed to constitute a contract of employment between the Company, an affiliate of the Company, or of TRG or TCO, and the Participant or to be a condition of the employment of the Participant. The Plan and the Award granted this Award Agreement shall not confer on the Participant any right with respect to continued employment by the Company or an affiliate of the Company, nor shall they interfere in any way with the right of the Company or an affiliate of the Company to terminate the employment of the Participant at any time, and for any reason, with or without Cause, it being acknowledged, unless expressly provided otherwise in writing, that the employment of the Participant is “at will.”

12.    Definitions. As used in this Award Agreement, the following definitions shall apply:
a.    “Beneficiary” means:  (i) an individual, trust, estate, or family trust who or that, by will or by operation of the laws of descent and distribution, succeeds to the rights and obligations of the Participant under the Plan on the Participant's death; or (ii) an individual who, as a result of designation by the Participant in a Beneficiary Designation, or as otherwise provided in the Beneficiary Designation rules set forth below, succeeds to the rights and obligations of the Participant under the Plan on such Participant's death.
b.    “Beneficiary Designation” means a writing executed by the Participant pursuant to the following rules:
i.     The Participant may, at any time, designate any Person or Persons as the Participant's Beneficiary or Beneficiaries (both principal as well as contingent) to whom Payment under this Award Agreement will be made in the event of such Participant's death prior to Payment due the Participant under this Award Agreement. Such designation may be changed at any time prior to the Participant's death, without consent of any previously designated beneficiary. Any designation must be made in writing. A Beneficiary Designation shall be effective only if properly completed and only on receipt by the Company. Any properly completed Beneficiary Designation received by the Company prior to the Participant's death shall automatically revoke any prior Beneficiary Designation. In the event of divorce, the person from whom such divorce has been obtained shall be deemed to have predeceased the Participant in determining who shall be entitled to receive Payment pursuant to the Participant's Beneficiary Designation, unless the Participant completes and submits after the divorce a Beneficiary Designation which designates the former spouse as the Participant's Beneficiary for purposes of this Award Agreement.
ii.    If the Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease (or are deemed to predecease) the Participant or die prior to Payment of the amounts due to the Participant under this Award Agreement, then such Participant's designated Beneficiary shall be deemed to be the Person or Persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

A.	The Participant's surviving spouse.

B.
The Participant's children, except that if any of such Participant's children predecease the Participant but leave issue surviving, then such issue shall take, by right of representation, the share their parent would have taken if living. The term “children” shall include natural or adopted children but shall not include a child (or children) whom the Participant has placed for adoption or foster care.

C.	The Participant's estate.
c.    “Partnership Agreement” means The Second Amendment and Restatement of Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership, as the same has been and may subsequently be amended and/or supplemented.
d.    “Payment” means the transfer of shares of Common Stock equal to the number of PSUs that vest under this Award Agreement as of the Vesting Date, net of any taxes as provided in paragraph 6 of this Award Agreement and Section 18.3 of the Plan.
e.    “Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association, or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane, or incompetent person, a quasi‑governmental entity, a government or any agency, authority, political subdivision, or other instrumentality thereof, or any other entity.

IN WITNESS WHEREOF, this Award Agreement is duly authorized as of the day and year first above written.
PARTICIPANT SIGNATURE TAUBMAN COMPANY LLC, a Delaware limited liability company

            By: ______________________

Date: ____________________            Its: ______________________

Date: _____________________

TAUBMAN CENTERS, INC., a Michigan corporation, CONSENTS TO THE AWARD:

By: _________________________

Its: _______________________

Date: ________________________

PLEASE RETURN ONE SIGNED AGREEMENT TO [            ] BY [            ] AND KEEP ONE FOR YOUR RECORDS.

ADDENDUM TO
PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Addendum relates to the Award Agreement dated February 29, 2012, and made to [        ] (the “Participant”), and pursuant to which [        ] PSUs were awarded to the Participant. This Addendum provides the rules for the determination of actual number of PSUs in which the Participant may vest.

A.    The “Performance Period” is defined as the time period beginning on the Grant Date as specified in the Award Agreement and continuing through the Vesting Date determined by the Compensation Committee and specified in the Award Agreement as March 1, 2017 (the “Specified Vesting Date”).

B.    The “Peer Group” used in the determinations of Total Shareholder Return required by paragraph C below shall be the individual companies that comprise the FTSE NAREIT All REIT Index (Property Sector: Retail) (“the Index”) as constituted on the Grant Date that is specified in the Award Agreement. No additions or deletions will be made to the Peer Group during the Performance Period, i.e, companies that are eliminated from the Index by the governing body of the Index during the Performance Period will remain as members of the Peer Group, and companies that are added to the Index by the governing body of the Index during the Performance Period will not become members of the Peer Group. For purposes of calculating Total Shareholder Return as required by paragraph C below, the ending stock price for a company removed from the Index will be its (1) last available closing price prior to its removal or (2) other relevant value that can be ascribed to the stock as a result of an event of merger, acquisition, bankruptcy, privatization, stock split, or other corporate transaction. The Compensation Committee to the extent it deems necessary and/or appropriate, it its sole discretion, shall determine the treatment of companies removed from the Index and/or manage any extenuating circumstances that may develop during the Performance Period in relation to the composition of the Peer Group and/or the required computations of Total Shareholder Return.

C.    Subject to the special rules for certain Vesting Date triggers in paragraphs D and E below, the actual number of PSUs in which the Participant shall vest shall be determined as follows:

Step One: The Company's Total Shareholder Return versus each member of the Peer Group's Total Shareholder Return shall be determined, with each Total Shareholder Return calculated for the period beginning on (and including) the Grant Date and ending on (and including) the Vesting Date (or, if no return data are available for the Vesting Date, the return data for the first date prior to the Vesting Date for which such data exist). The definition of Total Shareholder Return is contained in paragraph F below. For purpose of this computation, the Company's Total Shareholder Return will be that of TCO.

Step Two: The Company's relative Total Shareholder Return performance versus that of each member of the Peer Group computed in Step One shall be determined in a percentile ranking.

Step Three: A multiplier (the “PSU Multiplier”) shall be applied to the Participant's PSU award based on the Company's relative performance determined under Step Two and the following table:

Company Performance vs. Peer Group	Resulting PSU Multiplier
less than the 25th percentile	zero times
25th percentile (the “Target”)	1 times
50th percentile	2 times
65th percentile	3 times
85th percentile or greater	4 times

With respect to levels of Company performance that fall between the percentiles specified above, the resulting PSU Multiplier will be interpolated on a linear basis.

Step Four: The product that results when the PSU Multiplier is applied to the Participant's PSU Award will be rounded up to the next whole number. For example, if the product is 10,500.45 PSUs, the product will be rounded up to 10,501 PSUs.

D.    If a Change in Control occurs prior to the Specified Vesting Date (or any other Vesting Date trigger, e.g., death or Disability), the actual number of PSUs in which the Participant shall vest shall be determined in the same manner as paragraph B above, but the determination will be made as of the date of the Change in Control, which date shall be the Vesting Date.

E.    If the Participant's Vesting Date is his death or Disability, the actual number of PSUs in which the Participant shall vest shall be determined in the same manner as paragraph B above, but the determination will be made as of the date of the Participant's death or Disability (as applicable), which date shall be the Vesting Date, except as follows. Notwithstanding the preceding sentence, if the date of death or Disability occurs less than one year from the Grant Date, the PSU Multiplier to be used in the calculation under paragraph C above will be that of 25th Percentile performance (1 times).

F.    The Company's “Total Shareholder Return” for any period shall be determined using the same methodology as used for determining each member of the Peer Group's Total Shareholder Return. Total Shareholder Return is defined as the sum of: (1) a company's average stock price at the end of the Performance Period (determined using the company's closing stock price on each trading day within the 30 calendar days preceding the end of the Performance Period, and which 30 calendar day period shall include the day on which the Performance Period ends) minus the company's average stock price at the beginning of the Performance Period (determined using the company's closing stock price on each trading day within the 30 calendar days preceding the beginning of the Performance Period, and which 30 calendar day period shall include the Grant Date), and (2) the value of the cumulative amount of dividends paid during the Performance Period, assuming same day reinvestment into stock, divided by its stock price at the beginning of the Performance Period. An example of this calculation is below.

Example: TSR = (Priceend − Pricebegin + Dividends) / Pricebegin

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